Exhibit 99.1

CT COMMUNICATIONS PRESS RELEASE

February 3, 2005
Concord, NC
Jim Hausman
704.722.2410
Duane Johnson
704.722.3231

CT Communications Declares Quarterly Dividend

CT Communications, Inc., (Nasdaq: CTCI) declared a quarterly cash dividend on its common stock of $0.07 per share to all shareholders of record as of the close of business on March 1, 2005. The quarterly dividend is payable on March 15, 2005.

CT Communications, Inc., which is headquartered in Concord, NC, is a growing provider of integrated telecommunications and related services to residential and business customers located primarily in North Carolina. CT Communications, Inc. offers a comprehensive package of telecommunications and related services, including local and long distance telephone service, Internet and data services and digital wireless services.